Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MFA Financial, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑213678 and 333-214659) on Form S-3 and in the registration statements (No. 333-205105 and 333-224986) on Form S-8 of MFA Financial, Inc., of our reports dated February 21, 2019, with respect to the consolidated balance sheets of MFA Financial, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and Schedule IV - Mortgage Loans on Real Estate (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of MFA Financial, Inc.

/s/ KPMG LLP

New York, New York
February 21, 2019